Management Agreement

This Agreement made this 23rd October 2003, by and between Signet Entertainment Corporation a Florida Corporation (Signet) with offices located : 205 Worth Avenue, Palm Beach, Florida 33480 represented by E W Letiziano, the corporation’s authorized representative and

Triple Play Media Management (an Arizona Corporation to be formed) (Triple Play) with offices located: 8845 West Karen Lee lane, Peoria, Arizona represented by Richard Grad, Chief Executive Officer, an authorized representative.

Prelude

Whereas, Signet has been established for the purpose of owning and operating certain enterprises that include the necessity of relocation to Nevada and /or other locations deemed necessary to conduct an ongoing business. Among other enterprises, Signet will establish a Television and Media facility (the facilities) which will offer live, taped and otherwise, presentations of programming transmitted from the Signet properties and mobile equipment and other means of communication to be constructed for the purpose of developing a terrestrial network the programming of which will be available for distribution throughout the world.

Whereas, Triple Play is in the Television Media business and requires the capital investments and financial and administrative direction in which to enter the competitive market. Triple Play is fully staffed by those professionals with expertise and experience in all phases of the Television broadcasting and delivery business and adequately knowledgeable in global networking and is organized to operate such an enterprise.

Now Therefore

Signet is desirous of owning and operating such facilities and therefore intends to purchase, lease and employ all the apparatus, equipment and personnel necessary to generate revenues and establish a Television Network fully self-sufficient and independent. In order to carry out such a project, Signet agrees to employ and Triple Play accepts the employment as the management company. Triple Play therefore agrees to manage and operate the Signet facility on a permanent basis for Signet according to the terms and conditions herein delineated.

1.	Term. This agreement shall be in force and effect immediately upon execution of this agreement for a period often years (the initial period) with an automatic extension of an additional ten years unless the dissenting party gives proper notice. Discontinuance of this management agreement however, other than for cause, shall be enforceable only unless both parties mutually agree to an equitable settlement. “Cause” shall mean the inability of either party whether through sale, dissolution, sickness or other incapacity, to perform the duties incumbent to this Agreement. If necessary, mediator of the court in the state of Nevada shall interpret cause.

2.	Compensation fees and Allowances. Signet agrees to pay management fees for the services rendered by Triple Play and Triple Play agrees to accept the following annually stated fees based upon the total gross revenues generated by the Triple Play:

a.                 Management fees in the amount of 12% (Twelve Percent). Provided Signet realizes a minimum pre tax net profit of 25%.

b.	Allowance for costs of licenses and permits for international air waves and feeds duties and taxes, satellite transmission links, down links, including earth stations in the amount of ½ % (One Half Percent) of the total gross revenues.

c.	In further consideration for Mr. Grad’s agreement for Triple Play’s exclusive services, Signet will also pay to Mr. Grad a signing bonus of

$50,000 upon funding of the Signet offering. Signet will also pay the following compensation each year during the entire term of this agreement,

including extensions thereto and Mr. Grad shall be entitled to receive:

(1)	a guaranteed $200,000.(Two Hundred Thousand), per year

payable to Richard Grad. This amount will be payable at the

beginning of each month at the rate of twelve equal installments and will be subsequently deducted from each annual settlement of 2

(a) above.

(2)	Allowance of $1,500 for moving and relocating expenses.
(3)	Personal life, health dental, vision and accident insurance.

The compensation provided herein shall constitute full payment for the services paid to Mr. Grad individually solely as an independent contractor representing Triple Play and is not to be construed as a Signet employee /employer relationship.

It is understood that all fees 2 (a) and (b), above due from Signet will become due and payable within ninety days after the close of each calendar year. The dollar amounts of which, will be determined from a settlement invoice supported by independently prepared Triple Play Certified Public Accountants’ reports and verified by Signet independent certified confirmation.

3.	Duties, Obligations and Rights of the Parties:

a.	Triple Play will cause to be disbursed to Signet 87.5 % of gross revenues less operating expenses. Payments and reports are to be received on a periodic time schedule no later the tenth day of each month for the preceding month’s business.

b.	Triple Play will furnish Signet with Certified Reports of Source and

Application of funds on a periodic basis of not less than once a month or specifically on occasion as requested by Signet. These periodic reports and payments will continue for the term of this agreement. Each report and settlement check submitted will be accompanied by supporting documents evidencing reconciliation of source and application of funds.

All reports will be certified as to accuracy and be subject to independent verification.

c.	Signet will endeavor to raise capital contributions through a Private

Placement Offering, Regulation 506 and /or a Public Offering and show evidence of the total capital funds required for the establishment of the

Network including providing funds for the budgeted operations of the business for the term of this agreement plus extensions. Signet will also provide a minimum of 17,500 square feet of permanent structure

(connector facility), fully equipped to accommodate full- service television studios, sound stages and various production equipment within completely air-conditioned and heated work places and mobile, modular production unit (s) fully equipped and a Eutelsat satellite Hot Bird and delivery system.

d. Triple Play will cause the following compliances to prevail.

a.	Acquire and maintain licenses,
b.	comply with local ordinances and state laws,
c.	maintain complete books of account, which shall comply,

with requirements of any governmental agency including

Federal Communications commission (FCC) regulations,

d.	provide annual budget to Signet. Each budget shall be

submitted before the next calendar year and contain a

reserve for repairs, refurbishment, and replacements to

maintain the premises and equipment in good condition,

e.	make no expenditures other than those items provided in an

annual budget; Signet must pre-approve all non budgeted

expenditures,

f.	maintain books and records to be made available to Signet

representative,

g.	have complete creative control and authority to determine

all matters concerning decor, design, arrangement, format

and all production presentations including creative design

absolute control and discretion with respect to the operation of the premises,

h.	be responsible for all necessary and proper insurances

safeguarding against all reasonably foreseeable risks on a replacement cost basis of coverage to both parties , the business and its assets.

4. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of a State Arbitration Association, selected by Signet and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

The above being agreed to, the parties hereto have affixed their signatures with all consideration being received and acknowledged.

By: /s/ Ernest W. Letiziano
Ernest W. Letiziano	Witness

Authorized Representative,

Signet Entertainment Corporation

By:/s/ Richard Grad
Richard Grad,	Witness

President, CEO, Triple Play Media Management